SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Bergstrom Capital Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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DEFINITIVE COPY DATED FEBRUARY 28, 2003

BERGSTROM CAPITAL CORPORATION

221 First Avenue West, Suite 320

Seattle, Washington 98119-4224

February 28, 2003

Dear Fellow Stockholders:

On January 16, 2003, the Company announced that, after an unsuccessful search for a suitable merger partner, the Board of Directors voted unanimously to liquidate the Company, subject to the approval of the Company’s stockholders. In anticipation of liquidation, all of the Company’s equity positions have been sold, and the Company’s investments now consist of cash equivalents and other short-term investments. If stockholders approve the dissolution and adopt the plan of liquidation, the Company will make cash distributions of all its assets to stockholders, after providing for the expenses of liquidation and any other liabilities.

The Company expects that most of the Company’s stockholders will either realize a capital loss or will not pay significant capital gains taxes as a result of the liquidating distributions. Based on the net asset value of the Company’s shares on February 20, 2003, purchasers between 1984 and 2001 will realize a loss as a consequence of the liquidating distributions. This is due, in part, to the additions to the cost basis of the Company’s capital stock related to the retention of long-term capital gains over the years. You can calculate the cost basis of your investment in the Company’s shares by referring to the Tables Regarding Additions (Reductions) to the Cost Basis of Bergstrom Capital Corporation Capital Stock attached as Exhibit B to the enclosed Proxy Statement.

A proposal to dissolve the Company and adopt the plan of liquidation will be submitted to stockholders for their approval at a special meeting of the Company’s stockholders to be held on April 4, 2003. The affirmative vote of two-thirds of the outstanding shares is required. The plan of liquidation and the reasons for the plan are described in more detail in the enclosed Proxy Statement.

The Board of Directors unanimously recommends that stockholders approve the dissolution of the Company and adopt the plan of liquidation by voting FOR Proposal 1 on the enclosed Proxy card.

If you have any questions regarding the proposal, please call me at 206-676-1148. If you have any questions regarding the voting procedures for the Special Meeting, please call our proxy solicitor, Georgeson Shareholder Communications, toll free at 1-866-886-3397.

Thank you for your prompt response and your support over the years.

Yours very truly,

William L. McQueen

President

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOU MUST EITHER ATTEND THE SPECIAL MEETING IN PERSON OR COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. ALTERNATIVELY, YOU MAY VOTE ELECTRONICALLY, INCLUDING BY TELEPHONE, BY FOLLOWING THE INSTRUCTIONS ATTACHED TO THE PROXY CARD.

BERGSTROM CAPITAL CORPORATION

221 First Avenue West, Suite 320

Seattle, Washington 98119-4224

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 4, 2003

To the Stockholders of

BERGSTROM CAPITAL CORPORATION

NOTICE IS HEREBY GIVEN that the Board of Directors of Bergstrom Capital Corporation, a Delaware corporation (the “Company”), has adopted a resolution that the Company be dissolved and that, by order of the Board of Directors, a Special Meeting of Stockholders (the “Special Meeting”) will be held in the Rainier Room, The Rainier Club, 820 Fourth Avenue, Seattle, Washington, on April 4, 2003, at 11:00 a.m., Seattle time, for the following purposes, all as more fully described in the accompanying Proxy Statement:

1.	To approve the dissolution of the Company and adopt the plan of liquidation (Proposal 1).

2.	To transact any other business that may properly come before the Special Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on February 21, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournment thereof, and only stockholders of record at the close of business on such date are entitled to so vote. The stock transfer books of the Company will not be closed. A complete alphabetical listing of stockholders entitled to vote at the meeting or any adjournment thereof, including their addresses and number of shares registered in the name of each such stockholder, will be open to the examination of any stockholder, for any purpose germane to the Special Meeting, during ordinary business hours for the ten days prior to the meeting, at the office of the Company in Seattle, Washington, specified above, and will be available for inspection by any stockholder at the time of the meeting, at the place thereof.

The Board of Directors unanimously recommends that stockholders approve the dissolution of the Company and adopt the plan of liquidation by voting FOR Proposal 1 on the enclosed Proxy card.

By Order of the Board of Directors

Suzanne M. Schiffler

Secretary

Seattle, Washington

February 28, 2003

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOU MUST EITHER ATTEND THE SPECIAL MEETING IN PERSON OR COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. ALTERNATIVELY, YOU MAY VOTE ELECTRONICALLY, INCLUDING BY TELEPHONE, BY FOLLOWING THE INSTRUCTIONS ATTACHED TO THE PROXY CARD.

BERGSTROM CAPITAL CORPORATION

221 First Avenue West, Suite 320

Seattle, Washington 98119-4224

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Bergstrom Capital Corporation, a Delaware corporation (the “Company”), of Proxies to be used at a Special Meeting of Stockholders of the Company, to be held on April 4, 2003, and any adjournment thereof, for action upon the matters set forth in the foregoing Notice of Special Meeting of Stockholders.

All shares represented by each properly submitted Proxy received prior to the meeting will be voted at the Special Meeting. If a stockholder specifies how the Proxy is to be voted on any of the business to come before the meeting, it will be voted in accordance with such specification. If no specification is made, the Proxy will be voted FOR Proposal 1. The Proxy may be revoked by a stockholder, at any time prior to its use, by written notice to the Company, by submission of a subsequent Proxy, or by voting in person at the Special Meeting.

As the meeting date approaches, stockholders may receive telephone calls from representatives of Georgeson Shareholder Communications, Inc. (“Georgeson”), a proxy solicitor the Company has engaged to assist in the proxy solicitation, if their votes have not been received. Authorization to permit Georgeson to execute Proxies may be obtained from stockholders by telephonic instructions. Proxies that are obtained telephonically will be recorded in accordance with the procedures described on the attachment to the Proxy card. Should stockholders require additional information regarding the Proxy Statement or a replacement Proxy card, they may contact Georgeson toll-free at 1-866-886-3397.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOU MUST EITHER ATTEND THE SPECIAL MEETING IN PERSON OR COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. ALTERNATIVELY, YOU MAY VOTE ELECTRONICALLY, INCLUDING BY TELEPHONE, BY FOLLOWING THE INSTRUCTIONS ATTACHED TO THE PROXY CARD.

If a vote is taken on adjournment of the Special Meeting or on any other procedural matters, Proxies will be voted at the discretion of the persons voting the Proxies so as to facilitate the adoption of Proposal 1. Accordingly, absent contrary instructions on the Proxy, Proxies abstaining on or opposing Proposal 1 may be voted on procedural matters, such as adjournment, to facilitate an opposite result.

The representation in person or by proxy of at least one-third of the shares of Capital Stock entitled to vote is necessary to constitute a quorum for transacting business at the Special Meeting. For purposes of determining the presence of a quorum, abstentions will be counted as present, and broker “non-votes” will not be counted as present. Broker “non-votes” occur when the Company receives a Proxy from a broker or nominee who does not have discretionary power to vote on a particular matter and has not received instructions from the beneficial owner or other person entitled to vote the shares represented by the Proxy.

Proxies will be solicited by mail and may be solicited in person or by telephone by officers of the Company and by Georgeson. The cost of Georgeson’s services is estimated at $6,000, plus expenses. The cost of solicitation, including postage, printing and handling, the expenses incurred by brokers, banks, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners, and the fees of the proxy solicitor, will be borne by the Company.

This Proxy Statement and the enclosed form of Proxy were first mailed to stockholders on or about February 28, 2003.

SHARE OWNERSHIP

At the close of business on February 21, 2003, the record date for the determination of stockholders entitled to vote at the Special Meeting, there were outstanding 1,000,000 shares of Capital Stock. Each share is entitled to one vote.

So far as is known to the Company, as of February 21, 2003, the following stockholder beneficially owned more than 5% of the Capital Stock of the Company:

Name and Address	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Erik E. Bergstrom P.O. Box 126 Palo Alto, CA 94302	158,000(2)	15.80%

(1)	Sole voting and investment power unless otherwise indicated in the notes below.
(2)	Does not include 24,000 shares beneficially owned by Mr. Bergstrom’s wife, 86,000 shares owned by Erik E. and Edith H. Bergstrom Foundation, a charitable trust of which Mr. Bergstrom is one of two trustees, and 14,305 shares owned by Sharon’s Trust, of which Mr. Bergstrom is one of three trustees, as to all of which Mr. Bergstrom disclaims any beneficial interest.

So far as is known to management of the Company, as of such date no other person owned beneficially more than 5% of the Capital Stock of the Company, although on such date Cede & Co., a nominee of Depository Trust Company (“DTC”), owned of record 872,763 shares of Capital Stock of the Company, including a portion of the shares beneficially owned by Mr. Bergstrom, or approximately 87.28% of the number of shares outstanding as of such date. DTC is a depository of securities for brokers, dealers and other institutional investors. Securities are so deposited for the purpose of permitting book entry transfers of securities among such investors. Except as otherwise indicated above, the Company does not know the names of beneficial owners of Capital Stock that is on deposit with DTC.

As of January 31, 2003, each Director and the executive officer and all Directors and the executive officer as a group beneficially owned shares of the Company’s Capital Stock as follows:

Name and Address	Position	Capital Stock of the Company Beneficially Owned(1)		Percent of Class
Erik E. Bergstrom(*) P.O. Box 126 Palo Alto, CA 94302	Chairman of the Board of Directors	158,000	(2)	15.80%

William L. McQueen(*) 1208 N.W. 119th Street Seattle, WA 198177	Director, President and Treasurer	110	(3)	0.01%

Robert A. Brine 831 Somerset Lane Edmonds, WA 98020	Director	___		___

George Cole Scott 8659 Rio Grande Road Richmond, VA 23229	Director	300	(4)	0.03%

William H. Sperber 11025 S.E. 25th Street Bellevue, WA 98004	Director	500	(5)	0.05%

Directors and executive officer as a group (5 persons)		158,910	(6)	15.89%

(*)	An “interested person” of the Company, as that term is defined in the Investment Company Act of 1940, as amended. Mr. Bergstrom is an interested person by virtue of the magnitude of his stock ownership in the Company, and Mr. McQueen is an interested person by virtue of his status as President and Treasurer of the Company.
(1)	Sole voting and investment power unless otherwise indicated in the notes below.
(2)	Does not include 24,000 shares owned by Mr. Bergstrom’s wife, 86,000 shares owned by Erik E. and Edith H. Bergstrom Foundation, a charitable trust of which Mr. Bergstrom is one of two trustees, and 14,305 shares owned by Sharon’s Trust, of which Mr. Bergstrom is one of three trustees, as to all of which he disclaims any beneficial interest.
(3)	These shares are held in an individual retirement account for the benefit of Mr. McQueen.
(4)	Does not include 1,500 shares owned by Mr. Scott’s wife, 950 shares held by Mr. Scott’s son, 400 shares held by Mr. Scott’s daughter, 2,800 shares owned by Mr. Scott’s mother, 1,062 shares owned by Mr. Scott’s sister, and 400 shares owned by Mr. Scott’s brother, as to all of which Mr. Scott disclaims any beneficial interest.
(5)	These shares are owned by the William H. and Virginia M. Sperber Family Trust, of which Mr. Sperber is a trustee.
(6)	Includes the shares shown in the table above as beneficially owned by Mr. Bergstrom.

The Company will furnish, without charge, a copy of its 2002 Annual Report to any stockholder upon request by telephone at 1-800-426-5523 or in writing directed to: EquiServe Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021.

The Company is a closed-end, non-diversified investment company whose principal investment objective was long-term capital appreciation, primarily through investment in equity securities. The Company’s shares are traded on the American Stock Exchange under the symbol BEM. State Street Bank and Trust Company,

P.O. Box 8200, Boston, Massachusetts 02266, is the custodian and accounting agent for the Company; EquiServe Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021, is its transfer agent and dividend paying agent; and Dresdner RCM Global Investors LLC, Four Embarcadero Center, San Francisco, California 94111, serves as the investment adviser for the Company. William L. McQueen & Associates, whose address is the same as that of the Company, provides certain administrative services to the Company.

DISSOLUTION OF THE COMPANY

(Proposal 1)

On February 10, 2003, the Board of Directors unanimously approved and adopted a Plan of Liquidation, Dissolution and Winding Up (the “Plan”). The Plan provides for the liquidation of the Company’s assets, the dissolution of the Company, and the distribution to stockholders of the cash proceeds of the liquidation and cancellation of their shares, after paying or providing for all debts and liabilities of the Company, in accordance with the Restated Certificate of Incorporation of the Company and Delaware law. Under Paragraph SIXTH of the Restated Certificate of Incorporation, the affirmative vote of two-thirds of the outstanding shares is required for the dissolution of the Company.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED IN ITS JUDGMENT THAT DISSOLUTION OF THE COMPANY AND ADOPTION OF THE PLAN OF LIQUIDATION IS ADVISABLE AND RECOMMENDS THAT THE STOCKHOLDERS VOTE IN FAVOR OF PROPOSAL 1.

Reasons for the Plan

In early 2002, the Board of Directors became aware that its long-time Chairman, Erik E. Bergstrom, and President, William L. McQueen, desired to retire from the Company and pursue other interests. At the time, it was apparent that finding suitable replacements for Mr. Bergstrom and Mr. McQueen would be difficult. It was also apparent that the relatively small size of the Company, the limited opportunities for raising new capital, and the increasing effort and expense required to operate a registered investment company in the current regulatory environment, were making it more difficult for the Company to operate in an efficient manner.

As a result, the Board of Directors determined to explore a tax-free merger or other business combination with a larger registered investment company with an excellent long-term performance record and with investment objectives and policies that were consistent with those of the Company. If an appropriate combination could not be achieved, the Board was prepared to consider the liquidation of the Company. The Board engaged Lipper Consulting Services, Inc. (“Lipper”) as a financial consultant to advise it in its deliberations and its search for a merger partner.

Initially, the Board of Directors focused on a possible transaction with an open-end fund from an established fund family with a broad selection of exchange opportunities. The primary object of such a transaction would have been to permit stockholders of the Company to sell their shares at any time at net asset value, rather than at a market value subject to fluctuation above and below net asset value. The Board perceived additional advantages of a combination with an open-end company, such as the flexibility for such companies to raise new capital and their stockholders to purchase additional shares, the ability of stockholders of no-load funds to buy and sell shares without a commission, and the opportunity to spread expenses and unrealized gains over a larger stockholder base.

The Board, in conjunction with Lipper, developed the criteria to be used in screening potential merger candidates, including factors related to investment objectives, asset size, performance, expenses, turnover, and operating history. The application of these criteria produced a list of 12 prospective open-end candidates. The

Board sought proposals from each of these candidates and engaged in extensive discussions and due diligence investigations with the three candidates that submitted proposals. However, the Board found no candidate that offered a tax-free exchange at the net asset value of the Company without restricting subsequent sales by significant stockholders of the Company for an extended period of time. Without the affirmative vote of these stockholders, it was highly unlikely that the two-thirds vote of outstanding shares required for a merger could be obtained.

In the meantime, as a result of the market downturn in 2002, the potential taxable gains that would be recognized upon a sale of shares by the Company’s stockholders or upon the liquidation of the Company had been reduced substantially. As a result, the tax advantage to be gained by a tax-free exchange into an open-end fund had become minimal. See “Certain United States Federal Income Tax Considerations” below.

During the search, a number of unsolicited proposals were received from a variety of open-end funds, closed-end funds, and other companies. Substantially all of these companies did not fit the criteria established by the Board. One such company, however, was an established closed-end fund trading at a substantial premium to net asset value. The attraction of merging with a closed-end fund trading at a substantial premium was the opportunity to obtain a price for the Company’s shares in excess of net asset value. Those stockholders who desired liquidity could immediately sell the shares of the surviving company, and those stockholders who were comfortable with the surviving company and the closed-end format could retain their shares.

Because closed-end funds do not sell and redeem shares continuously, they may keep their assets fully invested, and they are not forced to buy or sell portfolio securities at inopportune times. Expenses of closed-end funds tend to be lower than those of open-end funds because of decreased portfolio turnover and reduced marketing costs. Closed-end funds have greater flexibility than open-end funds to invest in illiquid securities, such as certain small company and foreign securities. Closed-end companies also have greater freedom to leverage their portfolios. The principal disadvantage of the closed-end format is the tendency of closed-end companies to trade at a discount from time to time, thus preventing stockholders at any given time from realizing the net asset value of their shares.

The Company engaged in extensive discussions with the closed-end fund that had submitted the unsolicited proposal and initiated discussions with another closed-end fund trading at a substantial premium. Unfortunately, after protracted negotiations, no agreement was reached with either of these closed-end funds. The Board further concluded that it was not likely that an agreement could be reached with any suitable closed-end fund that would yield a premium price for the Company’s assets. One difficulty was arriving at a price that was acceptable to both sides; another was the uncertainty about sustaining the premium during the period required to obtain a stockholder vote and close a transaction.

From January 2002 to January 2003, the Board of Directors discussed the future disposition of the Company at 11 separate Board meetings and in numerous informal conversations. The Board engaged in independent research and analyses, conducted on-site diligence investigations of prospective merger candidates, participated actively in reviewing documents and negotiating merger terms, and otherwise requested and reviewed all information they deemed reasonably necessary to evaluate the Company’s options. The Board was assisted throughout this process by Lipper and outside legal counsel to the Fund. Norman R. Nielsen, an independent director and Chairman of the Audit Committee, took the lead in conducting the search, along with George Cole Scott and William H. Sperber, the other independent directors. Mr. Nielsen died on December 25, 2002. On January 9, 2003, the Board elected Robert A. Brine to succeed Mr. Nielsen as an independent director.

The Board of Directors met on January 16, 2003 to consider the alternatives available to the Company. The Board considered the significant passage of time since the public announcement of the search, the extensive efforts expended during the search, and the lack of additional candidates meeting the search criteria and offering terms that were more advantageous to the Company’s stockholders than a liquidation of the Company. The Board also considered the further reduction in the Company’s assets due to a declining market, increasing burdens imposed on the Company by new regulations governing registered investment companies, the continuing desire of the Chairman and the President of the Company to retire, and the recent death of the independent director of the Company who had been instrumental in the search process.

In order to preserve the Company’s flexibility in structuring a possible merger or liquidation, the Board of Directors had instructed the Company’s investment adviser in May 2002 to refrain from making new equity investments. As a result, the Company’s holdings of cash equivalents and other short-term investments had increased to 22.9% of the Company’s total investments by January 15, 2003. This increase in the Company’s cash position proved advantageous in light of the further deterioration in the equity markets during the remainder of 2002.

The Board of Directors was cognizant that redeploying that cash, and even maintaining the Company’s remaining equity positions, in the unstable equity markets that characterized the beginning of 2003 involved short-term risks. Instead, if the remaining interests were sold and the proceeds distributed, the Company’s stockholders would receive the net asset value of their shares and have the opportunity to direct the proceeds to the investment or investments of their choice. It was expected that most stockholders would not pay significant capital gains taxes as a result of the liquidating distributions. It was also expected that the liquidation of the Company would be quicker, more certain and less expensive than the negotiation of a transaction with another company. Finally, liquidation was favored by Erik E. Bergstrom, the Chairman of the Board and the owner, together with his wife and their charitable and family trusts, of 28.2% of the outstanding shares of the Company. The Board took into account that, without Mr. Bergstrom’s concurrence, it would be very difficult to obtain a vote of the stockholders sufficient to approve a merger transaction.

Accordingly, at the January 16, 2003 meeting, as a result of these and other factors and deliberations, the Board of Directors, including the three independent directors, unanimously approved the liquidation of the Company and directed that a proposal to dissolve the Company and adopt a plan of liquidation be submitted to the stockholders for their approval.

Summary of the Plan

A description of certain material provisions of the Plan is set forth below. The description is qualified in its entirety by reference to the Plan, a copy of which is attached to this Proxy Statement as Exhibit A.

Liquidation of Assets and Dissolution of the Company.    The Company completed liquidating its assets to cash prior to adoption of the Plan by the Board of Directors. Upon approval by the stockholders of the dissolution of the Company, the Company will file appropriate documents with the Secretary of the State of Delaware to dissolve the Company as a legal entity. The Company will reserve a portion of its liquidated assets to pay, or adequately provide for, all of the outstanding debts and liabilities of the Company, together with the expenses related to carrying out the Plan. The Company will not engage in any other business activity except for the purpose of winding up its business and affairs and preserving the value of its assets.

Liquidating Distributions.    The Company will distribute to each stockholder of record, as of the date the dissolution is approved by stockholders, an initial cash liquidating distribution equal to the stockholder’s proportionate interest in the assets of the Company that have not been reserved for payment of the Company’s debts and liabilities and final expenses. It is expected that the initial distribution will be made on or about April 11, 2003. A second cash distribution will be made to the extent that there remain any assets after payment of the Company’s debts and liabilities and final expenses. It is expected that any second distribution will be less than $.50 per share and will be made on or before August 31, 2003. In connection with each distribution, a check in the amount owed to each stockholder will be mailed to the last address of such stockholder appearing on the records of the Company. Following the liquidating distributions, all outstanding shares of the Company’s Capital Stock will be cancelled and stockholders will no longer have any economic or legal interest in the Company.

Trading; Share Certificates.    The Company has been advised by the American Stock Exchange that its shares will continue to trade on the Exchange until the close of business on the record date for the second distribution. At that time the transfer books of the Company will be permanently closed and trading of the Company’s shares on the Exchange will cease. After payment of the second distribution, the share certificates representing the Company’s Capital Stock will be deemed worthless. There should be no need for stockholders to surrender their share certificates in order to receive payment of the second distribution.

Expenses.    Pursuant to the Plan, the Company will bear all of the expenses of adopting and implementing the Plan, including dissolving the Company under Delaware law, de-registering the Company as an investment company under the Investment Company Act of 1940 (the “1940 Act”), as amended, withdrawing the Company as a foreign corporation in Washington, and preparing and filing any other documents required by the Internal Revenue Code of 1986, as amended, or the federal securities laws.

Modification of Plan.    The Plan provides that the officers of the Company may authorize variations from the provisions of the Plan, or amendments to the Plan, if the officers determine that such variations or amendments are necessary or appropriate to effect the objectives of the Plan.

Interest of Certain Persons in the Plan

In May 2002, the Board of Directors, including the three independent directors, determined that it would be appropriate to pay Mr. McQueen, as President of the Company, a bonus of $100,000, contingent upon the closing of a sale or liquidation of the Company. The bonus was in recognition of the extraordinary services Mr. McQueen had rendered to the Company since 1980 and was expected to render in the future in connection with the proposed transaction. During 2002, Mr. McQueen received a salary of $78,000 for serving as President and Treasurer of the Company. William L. McQueen & Associates, an accounting firm owned by Mr. McQueen, received no compensation for providing fund administration services and related office facilities to the Company. Between May 2002 and the completion of the winding up of the Company’s affairs, Mr. McQueen and his firm will have rendered services to, and incurred expenses on behalf of, the Company in excess of his annual salary and the $100,000 bonus. On February 4, 2003, the Board of Directors approved a progress payment to Mr. McQueen of $50,000 toward payment of the $100,000 bonus. This progress payment was not contingent upon the closing of a sale or liquidation of the Company.

On January 9, 2003, the Board of Directors, including the two remaining independent directors, determined that it would be appropriate to pay Mr. Brine, the independent director of the Company elected to succeed Mr. Nielsen, special consideration in the amount of $10,000. The special consideration was paid to induce Mr. Brine to assist the Board and the other independent directors in evaluating the proposed liquidation and the alternatives available to the Company, as well as to serve as an independent director of the Company for the limited period from January 9, 2003 through the date of the final liquidating distribution. This special consideration is in addition to the regular fee, at the rate of $17,500 per annum, that Mr. Brine will receive for his services as a director and as a member of the Audit Committee.

On January 9, 2003, the Board of Directors, including Mr. Bergstrom and Mr. McQueen, determined that it would be appropriate to pay Mr. Nielsen’s estate, Mr. Scott, and Mr. Sperber, as independent directors of the Company, additional directors’ fees in the amounts of $50,000, $10,000, and $10,000, respectively. These additional directors’ fees were in recognition of the extraordinary services these directors had rendered to the Company since January 2002, and were expected to render in the future, in connection with the proposed transaction.

Certain United States Federal Income Tax Considerations

The following discussion provides a brief summary of the principal United States federal income tax considerations for stockholders relating to the Plan.

Each stockholder will recognize capital gain or loss equal to the difference between the cash received as liquidating distributions and the stockholder’s tax basis in its shares. The amount of cash distributed to a stockholder in liquidation of the Company will in general be applied first to reduce the stockholder’s basis in such stockholder’s shares. Any liquidating distributions in excess of the stockholder’s basis will constitute capital gain if the shares are held as a capital asset. If the liquidating distributions to the stockholder are less than his or her tax basis in the shares, the shareholder will realize a capital loss (provided the shares are held as a capital asset). A stockholder’s gain or loss on the liquidating distributions will be calculated separately with respect to shares with different bases or holding periods.

The Company expects that most of the Company’s stockholders will either realize a capital loss or will not pay significant capital gains taxes as a result of the liquidating distributions. Based on the net asset value of the Company’s shares on February 20, 2003, purchasers between 1984 and 2001 will realize a loss as a consequence of the liquidating distributions. This is due, in part, to the additions to the cost basis of the Company’s capital stock related to the retention of long-term capital gains over the years. A stockholder can calculate the cost basis of its investment in the Company’s shares by referring to the Tables Regarding Additions (Reductions) to the Cost Basis of Bergstrom Capital Corporation Capital Stock attached to this Proxy Statement as Exhibit B.

Any capital gain realized by a stockholder as a result of the liquidating distributions will be long-term capital gain if the stockholder has held the shares for more than one year at the time of the liquidating distribution resulting in such gain. Under current law, an individual generally is taxed at a 20% federal maximum long-term capital gain rate. The long-term or short-term character of any capital loss realized by a stockholder will also be determined by reference to the stockholder’s holding period ending at the time of the liquidating distributions.

Following completion of the liquidating distributions, stockholders will be provided information concerning the tax treatment of all dividends and other distributions, including the liquidating distributions, made by the Company.

The preceding discussion does not attempt to comment upon all tax matters that may affect the Company or its stockholders in the course of the liquidation or to consider the various facts that may be relevant to any particular stockholder. Stockholders are advised to consult their own tax advisers with respect to the federal, state, local, and foreign tax consequences to them of the liquidation.

Vote on Proposal 1

Approval of Proposal 1 requires the affirmative vote of two-thirds of the outstanding shares of the Capital Stock of the Company. Votes with respect to this Proposal 1 will be cast as specified in the Proxy. If no specification is made in the Proxy, votes represented by the Proxy will be cast FOR Proposal 1. Abstentions and broker non-votes will have the effect of a vote against Proposal 1.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. IN ORDER FOR YOUR VOTE TO BE COUNTED, YOU MUST EITHER ATTEND THE SPECIAL MEETING IN PERSON OR COMPLETE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED. ALTERNATIVELY, YOU MAY VOTE ELECTRONICALLY, INCLUDING BY TELEPHONE, BY FOLLOWING THE INSTRUCTIONS ATTACHED TO THE PROXY CARD.

If the stockholders do not approve Proposal 1, the Company will not be dissolved, and the Board of Directors will consider what action should be taken in the best interests of the stockholders.

The Board of Directors Unanimously Recommends that Stockholders Vote FOR Proposal 1.

OTHER BUSINESS

The Company did not know, prior to the mailing of this Proxy Statement, of any matter to be presented to the Special Meeting other than as set forth in the Notice of Special Meeting of Stockholders. If any other matter is properly brought before the Special Meeting, or any adjournment thereof, the persons voting Proxies may exercise discretionary voting authority as to such matter. Discretionary voting authority is the ability to vote Proxies that stockholders have executed and returned to the Company on matters not specifically reflected on the form of Proxy.

February 28, 2003

EXHIBIT A

PLAN OF LIQUIDATION, DISSOLUTION AND WINDING UP

OF

BERGSTROM CAPITAL CORPORATION

Bergstrom Capital Corporation, a Delaware corporation (the “Company”), shall proceed to a complete liquidation, dissolution and winding up of the Company according to the procedures set forth in this Plan of Complete Liquidation, Dissolution and Winding Up (the “Plan”) and the provisions of the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”).

1.	The Plan has been approved and adopted by the Board of Directors of the Company and shall be submitted to the stockholders of the Company pursuant to Paragraph SIXTH of the Certificate of Incorporation. The Plan shall be effective upon the approval of the dissolution of the Company and adoption of the Plan by the stockholders holding two-thirds of the outstanding shares of Capital Stock of the Company.

2.	Upon such approval by the stockholders, the Company shall not engage in any business activity except for the purpose of winding up its business and affairs and preserving the value of its assets.

3.	The officers of the Company, with the assistance of counsel, shall file with the Secretary of the State of Delaware a certificate of dissolution and any other documents necessary to dissolve the Company under Delaware law.

4.	Pursuant to Section 278 of the Delaware Corporation Law, the Company shall be continued as a Delaware corporation for a term of three years from the date of dissolution for the purposes of prosecuting and defending suits, settling and closing its business, disposing of and conveying its property, discharging its liabilities, and distributing to stockholders any remaining assets.

5.	The powers of the Board of Directors and officers of the Company under the Certificate of Incorporation and the By-laws of the Company (the “By-laws”) shall continue until the affairs of the Company have been wound up.

6.	The Company completed liquidating its assets to cash prior to adoption of the Plan by the Board of Directors. Upon approval of the dissolution of the Company and adoption of the Plan by the stockholders, and pursuant to Section 281(b) of the Delaware Corporation Law, the Company (i) shall pay or make reasonable provision to pay all claims and obligations, including the expenses related to carrying out the Plan and all contingent, conditional, or unmatured contractual claims known to the Company, (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party, and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. Such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

7.

The Company shall then distribute, in an initial distribution, the remainder of the Company’s assets, in cash, to the stockholders of the Company in proportion to the number of shares held by them and recorded on the books of the Company. Thereafter, the Company shall distribute, in a

A-1

second distribution, any reserved or other assets remaining after payment of all such claims, obligations, and expenses, in cash, to the stockholders of the Company in the same proportion and shall cancel all outstanding shares of Capital Stock.

8.	The officers of the Company shall take such actions as they deem necessary or appropriate to terminate the Investment Management and Advisory Agreement between the Company and Dresdner RCM Global Investors LLC; the Custodian Contract between the Company and State Street Bank and Trust Company; the Transfer Agency Agreement between the Company and State Street Bank and Trust Company; the License Agreement between the Company and Erik E. Bergstrom; and any other agreements to which the Company is a party.

9.	The officers of the Company shall take such actions as they deem necessary or appropriate to continue the Company’s fidelity bond and liability insurance coverage.

10.	The officers of the Company, with the assistance of counsel, shall take all necessary or appropriate action to de-register the Company under the Investment Company Act of 1940, as amended (the “1940 Act”), including the filing of Form N-8F with the Securities and Exchange Commission.

11.	The officers of the Company, with the assistance of counsel, shall file with the Secretary of the State of Washington all certificates or notifications appropriate to effect the withdrawal of the Company as a foreign corporation under Washington law.

12.	The officers of the Company shall additionally have authority to do or to authorize to be done any and all acts as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the objectives of the Plan, including without limitation the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers that may be necessary or appropriate to implement the Plan or that may be required by the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, the American Stock Exchange Company Guide, the Internal Revenue Code of 1986, as amended, and applicable Delaware and Washington law.

13.	The Company shall bear all expenses of adopting and implementing the Plan.

14.	The officers of the Company shall have the authority to authorize those variations from or amendments to the provisions of this Plan as they may deem necessary or appropriate to effect the objectives of the Plan.

A-2

Exhibit B

TABLES REGARDING ADDITIONS (REDUCTIONS)

TO THE COST BASIS OF BERGSTROM CAPITAL CORPORATION

CAPITAL STOCK

Per Share Record of Retained Long-Term Capital Gains and Federal Income Tax Paid Thereon and the Resulting Addition to Basis For Shares Owned on December 31 of Each Year:

YEAR	REALIZED GAIN RETAINED	FEDERAL INCOME TAX PAID	ADDITION TO COST BASIS
1980	$ 1.12202	$ 0.31416	$ 0.80786
1981	2.54730	0.71325	1.83405
1982	3.17322	0.88850	2.28472
1983	0.90205	0.25258	0.64947
1984	4.33021	1.21246	3.11775
1985	0.00000	0.00000	0.00000
1986	8.92561	2.49917	6.42644
1987	4.54443	1.54511	2.99932
1988	0.00000	0.00000	0.00000
1989	10.39050	3.53277	6.85773
1990	0.00000	0.00000	0.00000
1991	6.63253	2.25506	4.37747
1992	4.07776	1.38644	2.69132
1993	4.86668	1.70334	3.16334
1994	5.10839	1.78794	3.32045
1995	6.57985	2.30295	4.27690
1996	9.14813	3.20185	5.94628
1997	26.42722	9.24953	17.17769
1998	8.10292	2.83602	5.26690
1999	32.14513	11.25080	20.89433
2000	26.56522	9.29783	17.26739
2001	0.00000	0.00000	0.00000
2002	0.00000	0.00000	0.00000

	$165.58917	$56.22976	$109.35941

Per Share Record of Return of Capital Dividends and the Resulting Reduction of Basis For Shares Owned on the Following Record Dates:

DATE	RETURN OF CAPITAL	REDUCTION OF COST BASIS
May 17, 2001	$4.32098	$(4.32098)
November 14, 2002	3.28539	(3.28539)

	$7.60637	$(7.60637)

B-1

The Cost Basis of a Share Owned Continuously Since the Dates Shown Below Should Be Increased (or Decreased) by the Net Amounts Shown:

DATE	INCREASE (DECREASE) IN COST BASIS
December 31, 1980	$101.75304
December 31, 1981	$100.94518
December 31, 1982	$99.11113
December 31, 1983	$96.82641
December 31, 1984	$96.17694
December 31, 1985	$93.05919
December 31, 1986	$93.05919
December 31, 1987	$86.63275
December 31, 1988	$83.63343
December 31, 1989	$83.63343
December 31, 1990	$76.77570
December 31, 1991	$76.77570
December 31, 1992	$72.39823
December 31, 1993	$69.70691
December 31, 1994	$66.54357
December 31, 1995	$63.22312
December 31, 1996	$58.94622
December 31, 1997	$52.99994
December 31, 1998	$35.82225
December 31, 1999	$30.55535
December 31, 2000	$9.66102
January 1, 2001	$(7.60637)
May 18, 2001	$(3.28539)
November 15, 2002	$0.00000

B-2

BCPTL-PS-03

P R O X Y

BERGSTROM CAPITAL CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints WILLIAM L. McQUEEN and SUZANNE M. SCHIFFLER, and each of them, with full power of substitution, as proxies for the undersigned, to vote, act and consent with respect to any and all shares of the Capital Stock, $1 par value, of Bergstrom Capital Corporation (the “Company”), which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company (the “Special Meeting”) to be held in the Rainier Room, The Rainier Club, 820 Fourth Avenue, Seattle, Washington, at 11:00 a.m., Seattle time, on April 4, 2003, and at any continuation or adjournment thereof, with all powers the undersigned would possess if personally present, upon such business as may properly come before the Special Meeting including the matters indicated on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

The undersigned hereby acknowledges receipt of the Notice of Special Meeting and Proxy Statement.

STOCKHOLDERS ARE URGED TO MARK, SIGN AND RETURN

THIS PROXY IN THE ENVELOPE PROVIDED.

PLEASE DO NOT FORGET TO DATE THIS PROXY.

Please date and sign exactly as your name(s) appear(s) on the reverse side. Joint owners should each sign. If signing as executor, administrator, attorney, trustee or guardian, give full title as such. If a corporation, sign in full corporate name by authorized officer. If a partnership, sign in the name of authorized person.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

Voter Control Number

Vote-by-Telephone 1. Call toll-free 1-877-PRX-VOTE (1-877-779-8683) 2. Enter your Voter Control Number listed above and follow the easy recorded instructions.	OR	Vote-by-Mail 1. Sign and date your proxy card. 2. Return the proxy card in the postage-paid envelope.

If you vote by telephone, please do not mail your card.

YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

☒    PLEASE MARK VOTES AS IN THIS EXAMPLE

BERGSTROM CAPITAL CORPORATION

1.	Approval of the dissolution of the Company and adoption of the plan of liquidation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To vote in their discretion on such other matters as may properly come before the Special Meeting or any adjournment thereof.

The Board of Directors has unanimously determined in its judgment that dissolution of the Company and adoption of the plan of liquidation is advisable and recommends that the stockholders vote FOR Proposal 1.

This Proxy covers shares registered as designated hereon. Proxies for other forms of registration must be voted separately.

Mark box at right if address change or comment has been noted on the reverse side of this card.    ☐

CONTROL NUMBER:

RECORD DATE SHARES:

Please be sure to sign and date this Proxy.	Date:

Stockholder sign here	Co-owner sign here

DETACH CARD		DETACH CARD